PANORAMA TRUST

               ESTABLISHMENT AND DESIGNATION OF ADDITIONAL SERIES

         The undersigned, being all the Trustees of Panorama Trust (the "Trust"), hereby certify that pursuant to Article V, Section 5.11 of the Trust's Declaration of Trust (the "Declaration of Trust") dated May 23, 1995, the following votes were duly adopted by the majority of the Trustees of the Trust at a Board meeting held on December 2, 1996:

         VOTED: That the Declaration of Trust dated May 23, 1995, amended to date, hereby further amended so as to establish and designate a new series of the Trust, such series to be known as "Pictet Eastern European Fund", and that the number of shares of such series which the Trust is authorized to issue is an unlimited number of shares of beneficial interest, par value $.001 per share, with the shares of such series having such relative rights and preferences as set forth in the Declaration of Trust for separate series; and further

         VOTED: That the appropriate officers of the Trust be, and each hereby is, authorized and empowered to execute all instruments and documents and to take all actions, include the filing of an Amendment to the Trust's Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts, as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing vote.

         IN WITNESS WHEREOF, the undersigned has executed this amendment as of this 12th day of March, 1997.



JEAN G. PILLOUD                             BRUCE W. SCHNITZER
Jean G. Pilloud                             Bruce W. Schnitzer


JEAN-FRANCOIS DEMOLE                        DAVID J. CALLARD
Jean-Francois Demole                        David J. Callard


JEFFREY P. SOMERS, ESQ.
Jeffrey P. Somers, Esq.